NeoStem, Inc.	CCG Investor Relations, Inc.
Robin Smith, CEO	Lei Huang, Account Manager
Phone: +1 (212) 584-4174	Phone: +1 (646) 833-3417
E-mail: rsmith@neostem.com	E-mail: lei.huang@ccgir.com
http://www.neostem.com	http://www.ccgirasia.com

Crocker Coulson, President
Phone: +1 (646) 213-1915
E-mail: crocker.coulson@ccgir.com

NeoStem Prices Public Offering of 5,000,000 Shares of Common Stock

NEW YORK, February 11, 2010 – NeoStem, Inc. (NYSE Amex: NBS) (“NeoStem” or the “Company”), an international biopharmaceutical company with operations in the U.S. and China, announced today that it priced a public offering of 5,000,000 shares of its common stock at $1.35 per share. Net proceeds from the offering, after underwriting discounts and commissions and expenses, will be approximately $5,697,500. NeoStem has granted the underwriters an option to purchase up to an additional 750,000 shares to cover over-allotments, if any.

“We were pleased by the participation of new institutional investors as well as the additional investment by our largest shareholder and other insider participation,” noted Dr. Robin Smith, Chairman and CEO. “We remain committed to expanding our revenue opportunities in China, both through our pharmaceutical business and soon to be launched adult stem cell initiatives. The proceeds of this offering will help us reach our goals.”

The Company intends to use the net proceeds from this offering for the construction of manufacturing and lab facilities in China and the U.S., stem cell-related research and development projects, development and licensing of new pharmaceutical products in China, and for working capital and general corporate purposes.

Roth Capital Partners, LLC served as sole book-running manager and Maxim Group and Gilford Securities acted as co-managers for the offering. The offering is subject to customary closing conditions and is expected to close on February 18, 2010.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Roth Capital Partners, LLC, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by telephone at (800) 678-9147, or via email at rothecm@roth.com.

About NeoStem, Inc.

NeoStem, Inc. is engaged in the development of stem cell-based therapies, pursuit of anti-aging initiatives and building of a network of adult stem cell collection centers in the U.S. and China that enable people to donate and store their own (autologous) stem cells for potential personal use in times of future medical need. The Company is also the licensee of various stem cell technologies, including a worldwide exclusive license to VSEL(TM) Technology, which uses very small embryonic-like stem cells shown to have several physical characteristics that are generally found in embryonic stem cells, and is pursuing the licensing of other technologies for therapeutic use. NeoStem’s majority-controlled Chinese pharmaceutical operation, Suzhou Erye, manufactures and distributes generic antibiotics in China. For more information, please visit: www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the success of lab and plant construction, new stem cell projects and new pharmaceutical development and licensing, about which no assurances can be given. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on as well as periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.